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                                 EXHIBIT (13)(e)


                 Investment letter for the initial subscription
                      of capital stock of the Registrant's
                              Core Growth Portfolio
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                 [OHIO NATIONAL FINANCIAL SERVICES LETTERHEAD]

                                                     October 25, 1996



Donald J. Zimmerman, President
ONE Fund, Inc.
237 William Howard Taft Road
Cincinnati, OH  45219

Re:      Subscription of Capital Stock of ONE Fund, Inc.
         Core Growth Portfolio

Dear Don:

The Ohio National Life Insurance Company, an Ohio domiciled mutual life insurer, hereby subscribes to 100 shares of the Core Growth Portfolio of ONE Fund, Inc. (the "Fund") for a consideration of $1,000. The consideration for such shares is hereby tendered.

The undersigned subscriber declares its intentions to purchase the said shares of the Fund for investment purposes only, with no present intention to resell, redistribute or redeem such securities, subject however, to any requirements of applicable law that the disposition of the undersigned's property shall be and remain in its control at all times.

                                    THE OHIO NATIONAL LIFE INSURANCE COMPANY



                                    By: /s/Joseph P Brom
                                        ---------------------------------------
                                           Joseph P. Brom, Senior Vice President
                                           and Chief Investment Officer